May 9, 2003

Vineyard National Bancorp
9590 Foothill Boulevard
Rancho Cucamonga, California 91730

Southland Business Bank
16008 Foothill Boulevard
Irwindale, California 91706

Ladies and Gentlemen:

     We have acted as counsel for Vineyard National Bancorp, a California corporation (“Vineyard”), and Vineyard Bank, a California-chartered commercial bank (“Vineyard Bank”), in connection with the proposed merger (the “Merger”) of Southland Business Bank, a California-chartered commercial bank (“Southland”), with and into Vineyard Bank, pursuant to that certain Agreement and Plan of Merger among Vineyard, Vineyard Bank and Southland, dated as of April 8, 2003 (the “Merger Agreement”). Any capitalized term used but not defined herein has the meaning given to such term in the Merger Agreement.

Vinyard National Bancorp
Southland Business Bank
May 9, 2003
Page Two

     In connection with the foregoing and with Vineyard’s filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission in connection with the Merger, you have requested our opinion regarding certain U.S. federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement, (ii) the aggregate fair market value at the effective time of the Merger of all of the shares of Parent Common Stock received by holders of Southland Bank Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock deemed issued in exchange for shares of Southland Bank Common Stock) will equal or exceed the total amount of cash received by holders of Southland Bank Common Stock pursuant to the Merger (other than cash deemed received in redemption of fractional shares of Parent Common stock), (iii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iv) the representations made by Vineyard, Vineyard Bank and Southland, in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete and correct and (v) any representations made in the Representation Letters “to the best knowledge of” or similarly qualified are correct without such qualification. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Registration Statement, our opinions as expressed below may be adversely affected and may not be relied upon.

     Based upon the foregoing, for U.S. federal income tax purposes, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly:

(i)	each of Vineyard, Vineyard Bank and Southland will be a party to such reorganization within the meaning of Section 368(b) of the Code;

(ii)	no gain or loss will be recognized for federal income tax purposes by Vineyard, Vineyard Bank or Southland as a result of the Merger;

(iii)	except with respect to cash received in lieu of fractional shares of Parent Common Stock, a holder of Southland Bank Common Stock will not recognize gain or loss on the exchange of Southland Bank Common Stock solely for shares of Parent Common Stock; and

Vinyard National Bancorp
Southland Business Bank
May 9, 2003
Page Three

(iv)	a holder of Southland Bank Common Stock who receives both Parent Common Stock and cash consideration in exchange for all such holder’s shares of Southland Bank Common Stock will recognize gain, but not loss, to the extent of the lesser of (a) the excess, if any, of (i) the sum of the aggregate fair market value of the Parent Common Stock received (including any fractional share of Parent Common Stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of Parent Common Stock) over (ii) such shareholder’s aggregate tax basis in the shares of Southland Bank Common Stock exchanged in the Merger; and (b) the amount of cash received by such holder of Southland Bank Common Stock.

     Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

Very truly yours,

/s/ Kelley Drye & Warren LLP

Kelley Drye & Warren LLP